EXHIBIT 23A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-175531) pertaining to the Bassett Furniture Industries, Incorporated 2010 Stock Incentive Plan, and

(2)	Registration Statement (Form S-8 No 333-217072) pertaining to the Bassett Furniture Industries, Incorporation 2017 Employee Stock Plan

of our reports dated January 18, 2018 with respect to the consolidated financial statements and schedule of Bassett Furniture Industries, Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of Bassett Furniture Industries, Incorporated and Subsidiaries included in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated and Subsidiaries for the year ended November 25, 2017.

/s/ Ernst & Young LLP

Richmond, Virginia

January 18, 2018